UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 9, 2018

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation (the “Company”) will be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey on Wednesday, May 9, 2018 at 10:00 a.m. local time, to consider and vote:

1.	To elect thirteen directors to serve for a one-year term and until their successors shall have been duly elected and qualified.

2.	To approve, on a non-binding basis, the compensation of the Company’s named executive officers.

3.	To amend the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 21,000,000 to 42,000,000.

4.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

5.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 16, 2018 are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to exercise your right to vote as promptly as possible.

By Order of the Board of Directors

Todd M. Poland
Corporate Secretary

Bedminster, New Jersey

March 27, 2018

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

OR VOTE BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2018

This Proxy Statement and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/PGC

Peapack-Gladstone Financial Corporation

Proxy Statement

i

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone” or the “Company”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey on Wednesday, May 9, 2018 at 10:00 a.m. local time. This proxy statement is first being made available to shareholders on approximately March 27, 2018.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 16, 2018. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 18,946,564 shares of Peapack-Gladstone’s common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone’s common stock is entitled to one vote.

Delivery of Proxy Materials

The 2018 notice of annual meeting of shareholders, this proxy statement, the Company’s 2017 annual report on Form 10-K and the proxy card or voting instruction form are referred to as our “proxy materials.” Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an “E-Proxy Notice”), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website where our proxy statement and annual report are available for review, downloading and printing, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive either a paper copy or an electronic copy of the proxy materials for future meetings.

Shareholders that have previously elected to receive proxy materials via electronic delivery will receive an e-mail with the proxy statement, annual report and instructions on how to vote. Shareholders who previously elected to receive paper copies of the proxy materials will receive the proxy statement, annual report and instructions on how to vote by mail.

Householding

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written demand or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder or record at a shared address to which a single copy of those documents was delivered. To receive additional copies, you may write to or call Todd M. Poland, Corporate Secretary of Peapack-Gladstone, at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921 or (908) 443-5386. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Todd M. Poland, Corporate Secretary at the address or telephone number above. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

Required Vote

The presence, in person or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted to determine a quorum. A broker non-vote occurs when a broker holding shares for a beneficial holder does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner.

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone’s common stock voted at the meeting, whether voted in person or by proxy. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will have no impact on the election of directors.

The approval of each of (1) the amendment to the Restated Certificate of Incorporation, (2) on a non-binding basis, of the compensation of the Company’s named executive officers and (3) the ratification of the appointment of Crowe Horwath LLP requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy. Abstentions and broker non-votes will have no impact on the approval of these proposals.

All shares represented by valid proxies received pursuant to this solicitation will be voted as follows, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised:

•	Proposal 1 – FOR the election of the 13 nominees for director;
•	Proposal 2 – FOR the approval, on a non-binding basis, of the compensation of the Company’s named executive officers;
•	Proposal 3 – FOR approval of the amendment of the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 21,000,000 to 42,000,000; and
•	Proposal 4 – FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters in their discretion.

Voting

We are offering you four alternative ways to vote your shares:

Internet. If you wish to vote using the Internet, you can access the webpage at www.envisionreports.com/PGC and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the webpage.

Telephone. If you wish to vote by telephone, call toll free 1-800-652-VOTE(8683) and follow the instructions. Have your proxy card available when you call.

Mail. If you wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.

In Person. The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change or vote in person at the meeting, you will need to revoke the proxy that you have submitted, as described below.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by submitting a later-dated proxy or a written revocation to Todd M. Poland, Corporate Secretary, Peapack-Gladstone, at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy or by voting in person at the meeting.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill Advisory Group LLC, a proxy solicitor firm. Directors, officers and employees will not be compensated for such solicitation activities. Peapack-Gladstone will pay $6,000 plus certain out of pocket costs to Laurel Hill Advisory Group LLC for its proxy solicitation services. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone will reimburse them for their reasonable expenses incurred in forwarding the materials.

Annual Meeting Attendance

Only shareholders or their proxy holders and Peapack-Gladstone guests may attend the annual meeting. Please bring your E-Proxy Notice to be admitted to the meeting.

If your shares are held in “street name,” you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access. If you wish to vote at the meeting, you much bring a proxy executed in your favor from the holder of record.

CORPORATE GOVERNANCE

General and Corporate Governance Principles

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors. Members of the Board are kept informed of Peapack-Gladstone’s business through discussions with our President and CEO and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of Peapack-Gladstone’s subsidiary bank, Peapack-Gladstone Bank (the “Bank”), during 2017. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank each held 13 meetings during 2017. During 2017, each director of Peapack-Gladstone attended no fewer than 75% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served. It is Peapack-Gladstone’s policy to encourage director attendance at the Annual Meeting absent a compelling reason such as illness. Last year, all but two directors attended the Annual Meeting.

The Board has adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone, including: the qualification and selection of the Board of Directors and its committees; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; director compensation, orientation and continuing education and the evaluation of the performance of the CEO. The Corporate Governance Principles are available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.. We periodically review these governance principles, the rules and listing standards of the NASDAQ Stock Market (“NASDAQ”) and SEC regulations.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is comprised of 13 directors, all of whom are independent directors under applicable NASDAQ rules, except for Douglas L. Kennedy, our Chief Executive Officer. The Company maintains a Risk Committee, which, along with our Board of Directors, is responsible for overseeing the Company’s risk management. Our full Board receives and reviews a company-wide risk assessment annually. While the Board Risk Committee and the full Board oversee the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is an appropriate approach for addressing the risks facing our Company. Our independent directors conduct separate executive sessions to discuss Company affairs on at least a semi-annual basis and more frequently as necessary. The Chair of the Board, who is independent, presides over these sessions. If in the future our Board Chair is not independent, our bylaws provide for the appointment of an independent lead director.

We believe that having a separate Chair and CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and holding executive sessions of independent directors provides the right form of leadership for our Company. Separating the Chair and CEO positions allows us the CEO to better focus on his responsibilities of running the Company, enhancing shareholder growth and better positioning the Company for future growth, while our experienced independent director majority provides oversight of Company operations and provides different perspectives based on the directors’ experience, oversight and expertise from outside our Company.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” in accordance with NASDAQ rules and Peapack-Gladstone’s internal independence standards provided in our Corporate Governance Principles. The Board has determined that the members of the Audit Committee are also “independent” for purposes of the heightened standards of independence under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the members of the Compensation Committee are also “independent” for purposes of the heightened standard of independence under the NASDAQ rules. The Board’s conclusion follows a review by the Nominating Committee and management of the responses of the directors and executive officers to questions regarding employment history, transactions with the Bank, affiliations and family and other relationships.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent absent any other relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•	A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons, if such loan (1) complies with state and federal regulations on insider loans, where applicable; (2) is not classified by the Bank’s credit committee or by any bank regulatory agency that supervises the Bank as substandard, doubtful or loss; and (3) is on terms customary and usual market terms and conditions.
•	A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.
•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president.
•	Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.
•	Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.
•	Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director or a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.
•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ rules and Peapack-Gladstone’s Corporate Governance Principles.

Independent Director	Category or Type
Susan A.Cole	Trust
Anthony J. Consi, II	Loans, Deposits
Richard Daingerfield	Loans, Deposits, Trust
Edward A. Gramigna	Deposits, Trust
John D. Kissel	Loans, Deposits
James R. Lamb, Esq.	Loans, Deposits, Trust
F. Duffield Meyercord	Loans, Deposits, Trust

Independent Director	Category or Type
Philip W. Smith	Loans, Deposits, Trust, Employment of Immediate Family Member*
Beth Welsh	Loans, Deposits, Trust

___________________

Mr. Smith’s sister in-law Anne Smith was promoted to Senior Managing Director in 2017. Anne Smith is not an executive officer of the Company.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•	Shareholders wishing to communicate with the Board of Directors should send any communication to the Board of Directors, Peapack-Gladstone Financial Corporation, c/o Todd M. Poland, Corporate Secretary at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.
•	The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.
•	The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and will regularly review all such communications with the Board or the appropriate Committee Chair.

The Board of Directors has also established the following procedures for shareholder communications with the Chair, who presides over the independent director sessions:

•	Shareholders wishing to communicate with the Chair should send any communication to the Presiding Director of Independent Director Sessions, Peapack-Gladstone Financial Corporation, c/o Todd M. Poland, Corporate Secretary, at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.
•	The Corporate Secretary will forward such communication to the Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.
•	The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the Chair, and will regularly review all such communications with the Chair at the next meeting.

Committees of the Board of Directors

In 2017, the Board of Directors maintained an Audit Committee, a Compensation Committee, a Nominating Committee, a Risk Committee, and an Executive Committee. The following table identifies the Company’s Audit, Compensation and Nominating Committees and their members as of March 16, 2018. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operations. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of the Company’s web site (www.pgbank.com).

Director	Audit Committee	Compensation Committee	Nominating Committee

Carmen M. Bowser			X
Susan A. Cole			X
Anthony J. Consi, II	X*	X
Richard Daingerfield	X
Edward A. Gramigna, Jr.	X		X*
Steven A. Kass	X
Douglas L. Kennedy
John D. Kissel
James R. Lamb, Esq.	X
F. Duffield Meyercord		X*	X
Philip W. Smith, III			X
Tony Spinelli		X
Beth Welsh	X

Number of meetings in 2017	8	6	2

_____________

*Chairperson

Audit Committee

The Board of Directors has determined that at least one member of the Audit Committee, Mr. Consi, meets the NASDAQ standard of being financially sophisticated. The Board of Directors has also determined that Mr. Consi meets the SEC criteria of an “audit committee financial expert.”

The charter provides the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Peapack-Gladstone’s interim and year-end operating results including earnings releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone; reviewing audit reports prepared by any outside firm that may conduct internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports. The Audit Committee reports to the full Board pertinent matters coming before it.

Compensation Committee

The Compensation Committee recommends to the independent members of the Board the CEO’s compensation, sets specific compensation for executive officers (other than the CEO) and ratifies general compensation levels for all other officers and employees. It also administers our long-term stock incentive plans and makes awards under those plans. The Compensation Committee also recommends Board compensation. In setting compensation levels, the Compensation Committee undertakes a thorough analysis and consideration of overall Company performance, individual job performance, the overall need of the Company to attract, retain and incent executive talent, the total cost of the compensation programs, and peer compensation comparison.

The Compensation Committee has the authority to and responsibility for the appointment, retention, compensation and oversight of compensation consulting and advisory firms as it deems appropriate to its role. In 2017, the Compensation Committee engaged the services of McLagan, an Aon Hewitt Company (“McLagan”), an independent compensation consulting firm specializing in executive compensation, which provided an updated competitive market analysis. McLagan reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with the Human Resources Department as requested by the Compensation Committee.

Nominating Committee

The Nominating Committee reviews qualifications of and recommends to the Board candidates for election as director of Peapack-Gladstone and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chair and the CEO positions. The Nominating Committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Ethics. The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors, a committee of the Board or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board, which include:

•	Stock ownership in compliance with the Company’s stock ownership guidelines.
•	Being respected members of their communities and of high ethical and moral standards and having sound personal finances.
•	Not serving on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.
•	An appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board.
•	If the Committee deems it applicable, whether the candidate would be able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the Sarbanes-Oxley Act of 2002.
•	Whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in Peapack-Gladstone’s Corporate Governance Principles.
•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director.
•	Willingness to apply sound and independent business judgment.
•	Ability to work productively with the other members of the Board.
•	Availability for the substantial duties and responsibilities of a Peapack-Gladstone director.
•	Meets the additional criteria set forth in the Peapack-Gladstone’s Corporate Governance Principles.

The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director. In accordance with the Company’s Corporate Governance Principles, in assessing candidates for nomination, the Nominating Committee considers, among other factors, the candidate’s independence, diversity, skills and experience in the context of the needs of the Board.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee must submit such director candidate recommendations to the Committee, c/o the Corporate Secretary, 500 Hills Drive, Bedminster, NJ 07921, in writing, not less than 120 nor more than 150 days prior to the first anniversary date of the prior year’s annual meeting. For our annual meeting in 2019, we must receive this notice between December 10, 2018 and January 9, 2019. To ensure that a shareholder wishing to propose a candidate for consideration by the Committee has a significant stake in the Company, to qualify for consideration by the Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. In addition, the Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. Shareholders who wish to nominate a director must follow the requirements in our bylaws. For information regarding shareholder nominations of director candidates, see “Shareholder Proposals” below.

You can obtain a copy of our policy regarding shareholder recommendations for director candidates by writing to Todd M. Poland, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Code of Business Conduct and Conflict of Interest Policy

Peapack-Gladstone has adopted a Code of Business Conduct and Conflict of Interest Policy, which applies to all of Peapack-Gladstone’s directors, officers and employees. The Code of Business Conduct and Conflict of Interest Policy is available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy on our website as may be required and within the time period specified under applicable SEC and NASDAQ rules.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2017. Douglas L. Kennedy, as a full-time employee, was not compensated for his service rendered as a director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) (3)	Total
Carmen M. Bowser (4)	$12,200	$—	$—	$12,200
Susan A. Cole	49,700	9,836	—	59,536
Anthony J. Consi, II	127,950	54,116	—	182,066
Richard Daingerfield	110,300	36,176	—	146,476
Edward A. Gramigna, Jr.	97,400	29,040	—	126,440
John D. Kissel	48,800	9,174	—	57,974
James R. Lamb, Esq.	67,800	12,393	—	80,193
F. Duffield Meyercord	148,950	130,645	—	279,595
Philip W. Smith, III	49,700	10,558	—	60,258
Tony Spinelli (5)	33,000	—	—	33,000
Beth Welsh	68,300	12,092	—	80,392

_______________________________________

(1)	In 2017, Peapack-Gladstone paid its directors a $10,000 annual retainer for service on the Board, $1,200 and $900 each for Nominating and Trust committee meetings, respectively, attended and $2,000 for each regular Board, Executive or other committee meeting they attend. The Chair received an additional $75,000 annual retainer. The Audit Committee Chair received an additional $25,000 annual retainer, the Risk Committee Chair received an additional $15,000 annual retainer and the Nominating Committee Chair received an additional $7,000 annual retainer.
(2)	Peapack-Gladstone had provided a retirement plan, the Peapack-Gladstone Financial Corporation Amended and Restated Director’s Retirement Plan (the “Plan”), for eligible non-employee directors of Peapack-Gladstone and/or its subsidiaries. Expenses accrued were $981,000 as of December 31, 2016. The Plan was terminated during 2017 with final distributions to be made in April 2018 to each eligible director. Distributions will be in the amount accrued as of December 31, 2016.

(3)	There were no above-market, nonqualified deferred compensation earnings. There was no change in pension value in 2017 due to the termination of the plan in 2017 with final distribution in 2018 to be in the amount accrued as of December 31, 2016.
(4)	Ms. Bowser joined the Board of Directors effective September 28, 2017.
(5)	Mr. Spinelli joined the Board of Directors effective May 25, 2017.

The following table represents the number of restricted shares awarded to each director during 2017, the grant date fair market value of these awards computed in accordance with ASC 718 and the aggregate number of options or restricted stock outstanding at December 31, 2017, for each of the following directors.

Name	Number of Shares of Restricted Stock Awarded in 2017	Grant Date Fair Market Value of Stock Awarded (a)	Aggregate Number of Options Outstanding at 12/31/2017	Aggregate Number of Restricted Stock Awards Outstanding at 12/31/2017
Carmen M. Bowser	—	$—	—	—
Susan A. Cole	327	9,836	—	426
Anthony J. Consi, II	1,748	54,116	5,000	2,189
Richard Daingerfield	1,172	36,176	—	1,221
Edward A. Gramigna, Jr.	945	29,040	2,500	1,203
John D. Kissel	305	9,174	14,810	449
James R. Lamb, Esq.	412	12,393	12,500	560
F. Duffield Meyercord	4,190	130,645	12,500	5,174
Philip W. Smith, III	351	10,558	12,500	549
Tony Spinelli	—	—	—	—
Beth Welsh	402	12,092	2,500	561

(a)       Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718. See Note 12 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2017 for additional information on the valuation methodology.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of March 16, 2018 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than five percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Entities affiliated with The Banc Funds Company LLC (1) 20 North Wacker Drive Chicago, IL 60606	1,472,263	7.77%

James M. Weichert (2) 1625 State Highway 10 Morris Plains, NJ 07950	1,070,480	5.65%

BlackRock Inc. (3) 55 East 52d Street New York, NY 10055	1,066,794	5.63%

Wellington Management Group, LLP (4) 280 Congress Street Boston, MA 02210	964,316	5.09%

_________________________
(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2018.
(2)	Based on a Schedule 13D/A filed with the SEC on April 30, 2014.
(3)	Based on a Schedule 13D/A filed with the SEC on January 24, 2018.
(4)	Based on a Schedule 13G/A filed with the SEC on February 18, 2018.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of March 16, 2018 the number of shares of Peapack-Gladstone’s common stock, beneficially owned by each of the directors/nominees and the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
John P. Babcock	88,581	(3)	*
Carmen M. Bowser	400	(1)	*
Jeffrey J. Carfora	101,508	(4)	0.54
Lisa P. Chalkan	8,506	(6)	*
Dr. Susan A. Cole	1,623	(7)	*
Anthony J. Consi, II	99,079	(8)	0.52
Richard Daingerfield	5,870	(9)	*
Edward A. Gramigna, Jr.	9,501	(10)	*
Steven A. Kass	1,000	(1)	*
Douglas L. Kennedy	165,691	(11)	0.87
John D. Kissel	60,725	(12)	*
James R. Lamb	35,640	(13)	*
F. Duffield Meyercord	81,330	(14)	*
Robert Plante	-		*
Philip W. Smith, III	63,089	(15)	*
Anthony Spinelli	430	(1)	*
Beth Welsh	6,440	(16)	*
All directors and executive officers
as a group (25 persons)	987,895	(17)	4.84%

NOTES:

*	Less than one-half of one percent
(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting or investment power. It also includes shares owned (1) by a spouse, minor children or by relatives sharing the same home, (2) by entities owned or controlled by the named person and (3) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.
(2)	The number of shares of common stock used in calculating the percentage of the class owned by all directors and executive officers as a group includes shares of common stock outstanding as of March 16, 2018, 54,305 restricted stock units vesting within 60 days, and 61,050 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(3)	Includes 5,325 shares allocated under Peapack-Gladstone’s 401(k) Plan, 41,393 shares of restricted stock awards, and 20,631 shares of restricted stock units.
(4)	Includes 963 shares allocated under Peapack-Gladstone’s 401(k) Plan, 3,920 shares purchased under the Employee Stock Purchase Plan, 19,915 shares of restricted stock awards, and 12,186 shares of restricted stock units.
(5)	Includes 1,433 shares allocated under Peapack-Gladstone’s 401(k) Plan, 135 shares purchased under the Employee Stock Purchase Plan, and 17,036 shares of restricted stock awards.
(6)	Includes 270 shares allocated under Peapack-Gladstone’s 401(k) Plan, 2,025 shares of restricted stock awards, and 8,068 shares of restricted stock units.
(7)	Includes 99 shares of restricted stock awards and 327 shares of restricted stock units.
(8)	Includes 441 shares of restricted stock awards, 1,748 shares of restricted stock units, and 5,000 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(9)	Includes 49 shares of restricted stock awards and 1,172 shares of restricted stock units.
(10)	Includes 258 shares of restricted stock awards, 945 shares of restricted stock units, and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(11)	Includes 7,424 shares allocated under Peapack-Gladstone’s 401(k) Plan, 3,900 shares purchased under the Employee Stock Purchase Plan, 49,740 shares of restricted stock awards, and 38,957 shares of restricted stock units.

(12)	Includes 1,789 shares owned by Mr. Kissel’s wife, 4,224 shares owned by Mr. Kissel’s children, 144 shares of restricted stock awards, 305 shares of restricted stock units, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(13)	Includes 1,684 shares owned by Mr. Lamb’s wife, 148 shares of restricted stock awards, 412 shares of restricted stock units, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(14)	Includes 984 shares of restricted stock awards, 4,190 shares of restricted stock units, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(15)	Includes 8,361 shares owned by Mr. Smith’s wife, 1,335 shares owned by Mr. Smith’s management company, 198 shares of restricted stock awards, 351 shares of restricted stock units, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(16)	Includes 159 shares of restricted stock awards, 402 shares of restricted stock units, and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018.
(17)	Includes 149,405 shares of restricted stock awards, 152,221 shares of restricted stock units, and 61,050 shares purchasable pursuant to options exercisable within 60 days of March 16, 2018 and 34,500 shares held in a margin account.

Stock Ownership Guidelines

In 2017, the Board of Directors updated the Company’s Stock Ownership Guidelines. The Stock Ownership Guidelines apply to the Board of Directors, the Chief Executive Officer and the named executive officers of the Company and impose the following requirements:

•	All new members elected to the Board must own a minimum of $10,000 in Company stock at the time of his or her appointment;
•	Directors must maintain five times the amount of the Company annual equity award for service on the Board;
•	The Chief Executive Officer must maintain three times his or her base salary in Company stock; and
•	Named executive officers must maintain one time his or her base salary in Company stock.

Individuals can count shares owned in a Company benefit plan towards the stock ownership requirement. There is no set compliance period to meet the guidelines, with the exception of the minimum ownership requirement applicable to new Board members, which must be met at the time of a new Board member’s appointment. However, until the guidelines are achieved, individuals will be required to retain 100% of any net shares received through a Company grant under the 2012 Long-Term Incentive Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has 13 members. Peapack-Gladstone’s Nominating Committee has recommended to the Board that the 13 current directors be re-elected for one-year terms expiring at Peapack-Gladstone’s 2019 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board may be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is unavailable for election or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board’s nominees for election, the nominees’ positions with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee’s prior service as a director includes prior service as a director of the Bank prior to the formation of the holding company. In addition, described below is each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Position With Peapack- Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Carmen M. Bowser	63	2017	Retired; former Managing Vice President, Commercial Real Estate Division, Capital One Bank. Ms. Bowser is qualified to serve on the Board of Directors because of her extensive experience in the commercial real estate market, which includes serving as Managing Vice President, Commercial Real Estate Division at Capital One Bank and as Managing Director for Prudential Mortgage Capital Company. Her expertise and leadership experience will be invaluable to the oversight of the Company’s real estate portfolio.
Dr. Susan A. Cole	75	2014	President of Montclair State University. Dr. Cole is qualified to serve on the Board of Directors because of her 19 years as President of Montclair State University, the second largest university in New Jersey, with approximately 20,000 students, which provides invaluable experience in the oversight of Bank operations.
Anthony J. Consi, II	72	2000	Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors. Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors, both of which are invaluable to his role as Audit Committee Chair.
Richard Daingerfield	64	2014	Retired; Executive Vice President and General Counsel of Citizens Financial Group, Inc., Boston, Massachusetts from 2010 to 2014. Mr. Daingerfield is qualified to serve on the Board of Directors because of his expertise in corporate governance, executive management, risk management, corporate banking and commercial banking. His broad legal experience in all aspects of commercial and retail banking, including international and domestic private banking, are invaluable to his role as Risk Committee Chair.
Edward A. Gramigna, Jr.	57	2012	Partner of Drinker Biddle & Reath LLP. Mr. Gramigna is qualified to serve on the Board of Directors because of his 28 years of experience in trust, estate planning and estate administration, which is invaluable in the oversight of our wealth management division.
Steven A. Kass	62	2018	Retired; Previously senior partner of KPMG from 2014 to 2016. Mr. Kass was Chief Executive Officer of Rothstein Kass, an accounting firm that specialized in audit, tax and advisory services to hedge fund, private equity and venture capital clients, before it was sold to KPMG in 2014. Mr. Kass is qualified to serve on the Board of Directors because of his public company accounting and management level experience.
Douglas L. Kennedy Chief Executive Officer	61	2012	President and CEO of Peapack-Gladstone and the Bank since 2012. Prior to joining the Company, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy, who began his career in commercial banking in 1978, is qualified to serve on the Board of Directors because of his 39 years of commercial banking experience, demonstrated business leadership, judgment and vision.
John D. Kissel	65	1987	Retired: former Real Estate Broker, Turpin Real Estate, Inc. Mr. Kissel is qualified to serve on the Board of Directors because of his 27 years of experience in the residential real estate market, which is invaluable to the Board’s oversight of the Bank’s real estate loan portfolio.
James R. Lamb	75	1993	Attorney at Law. Mr. Lamb is qualified to serve on the Board of Directors because of his 50 years of legal experience, which is invaluable to the Board’s corporate governance program and the Board’s oversight of the Bank’s legal and regulatory affairs.

Name and Position With Peapack- Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
F. Duffield Meyercord Chair	71	1991	Chair of the Board of Peapack-Gladstone and the Bank; Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc. Mr. Meyercord is qualified to serve on the Board of Directors because of his 42 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.
Philip W. Smith, III	62	1995	President, Phillary Management, Inc., a real estate management company. Mr. Smith is qualified to serve on the Board of Directors because of his 30 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.
Tony Spinelli	50	2017	Chief Operating Officer and President, Cyberdivision for Fractal Industries, Inc. Mr. Spinelli also served as Senior Vice President, Chief Information Security Officer, Capital One Bank. Mr. Spinelli is qualified to serve on the Board of Directors because his expertise in cybersecurity, security engineering and compliance will provide insight into emerging threats to the Company and our clients.
Beth Welsh	59	2012	General Manager of Bassett Associates, a real estate management company in Summit, New Jersey. Ms. Welsh is qualified to serve on the Board of Directors because of her 22 years of experience in the commercial real estate market as well as her past banking experience, which is invaluable to the Board’s oversight of the Company’s real estate lending and small business banking.

The members of our Board of Directors collectively demonstrate appropriate leadership skills, experience and judgment in areas that are relevant to our business. We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

DIRECTORS INCLUDED IN PROPOSAL 1.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder of Peapack-Gladstone the opportunity to endorse or not endorse the compensation for our named executive officers.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), shareholders were provided an opportunity to approve on an advisory, or non-binding basis, the compensation of our named executive officers. Accordingly, we are asking you to vote on the compensation of Peapack-Gladstone’s named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The following summarizes the backgrounds of the named executive officers.

•	Mr. Kennedy joined the Bank in October 2012 as Chief Executive Officer. He is a career banker with over 40 years of commercial banking experience. Previously, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of American/Fleet Bank. Mr. Kennedy has a Bachelor’s Degree in Economics and a MBA from Sacred Heart University in Fairfield, Connecticut.

•	Mr. Carfora joined the Bank in April 2009 as Chief Financial Officer having previously served as a Transitional Officer with New York Community Bank from April 2007 until January 2008 as a result of a merger with PennFed Financial Services Inc. and Penn Federal Savings Bank (collectively referred to as “PennFed”). Prior to the merger, Mr. Carfora served as Chief Operating Officer of PennFed from October 2001 until April 2007 and Chief Financial Officer from December 1993 to October 2001. Mr. Carfora has nearly 38 years of experience, including 35 years in the banking industry. Mr. Carfora has a Bachelor’s Degree in Accounting and an M.B.A in Finance, both from Fairleigh Dickinson University and is a Certified Public Accountant.

•	Mr. Plante joined the Bank in March 2017 as Chief Operating Officer. Mr. Plante previously served as Chief Operating Officer at Israel Discount Bank New York. Mr. Plante also served as Chief Information Officer at CIT Group and also held senior leadership positions at GE Capital Global Consumer Finance and with the Geary Corporation, a privately held IT consulting Company. Mr. Plante has a Bachelor of Science in Business Administration in Finance, from the University of Vermont.

•	Mr. Babcock joined the Bank in March 2014 as Senior Executive Vice President of the Bank and President of Private Wealth Management. Mr. Babcock has 37 years of experience in commercial and wealth management/private bank businesses in New York City and regional markets through mergers, expansions, rapid growth and periods of significant organizational change. Prior to joining the Bank, Mr. Babcock was the managing director of the Northeast Mid-Atlantic region for the HSBC Private Bank. Mr. Babcock graduated from Tulane University’s A.B. Freeman School of Business and has an M.B.A. from Fairleigh Dickinson University. Mr. Babcock holds FINRA Series 7, 63 and 24 securities licenses.

•	Ms. Chalkan joined the joined the Bank in April 2015. Ms. Chalkan has more than 30 years of financial services experience with a concentration in risk management, credit administration, underwriting and managing of policies and procedures. Ms. Chalkan was promoted to Executive Vice President and Chief Credit Officer in April 2016. Prior to joining Peapack-Gladstone Bank in 2015, Ms. Chalkan served key roles at Capital One N.A. as Senior Vice President, Head of Commercial Policy; Director of Loan Administration/Commercial Banking; and Manager of Middle Market Underwriting/New Jersey. Prior to her tenure at Capital One, Ms. Chalkan held key positions at Bank of America/Fleet Bank, and HSBC Bank USA/HSBC Securities, Inc. as Vice President, Underwriting Manager, in Small Business Services and Risk Review Field Manager, respectively. Ms. Chalkan holds a Bachelor of Arts Degree in Economics from Rutgers University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Board of Directors recommends that shareholders approve an amendment to Article Fourth of the Restated Certificate of Incorporation of the Company that would increase the authorized number of shares of common stock from 21,000,000 (as presently authorized) to 42,000,000 shares. The Board of Directors unanimously voted to approve this amendment and to recommend that shareholders approve it.

As of March 16, 2018, 18,946,564 shares of common stock were issued and outstanding, and 408,178 shares of common stock were held as treasury shares. In addition, approximately 897,797 shares are subject to restricted and performance stock awards. As a result, the number of shares of common stock available for issuance, after taking into account shares reserved for issuance under the Company’s employee stock plans, is 677,326.

The Board believes that the availability of additional authorized shares of common stock will provide the Company with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, stock splits (including splits effected through the declaration of stock dividends), raising capital, future financings, investment opportunities, acquisitions, or other distributions. The Board has not authorized the Company to take any action with respect to the shares that would be authorized under this proposal, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the proposed amendment to the Restated Certificate of Incorporation of the Company.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed amendment and the future issuance of additional shares of common stock may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such attempt to take control of the Company, and would act in the best interest of shareholders if any attempt was made. The proposed amendment has been prompted by business and financial considerations. The proposed increase in the number of authorized shares of the Company’s common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company’s common stock. However, the issuance of additional shares of common stock authorized by this amendment to the Restated Certificate of Incorporation may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of the Company’s common stock, none of whom have preemptive rights under the Restated Certificate of Incorporation to subscribe for additional securities that the Company may issue.

Once the proposed amendment is approved, no further action by the shareholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that the Company is authorized to issue. The last increase in the number of authorized shares of common stock was approved by the shareholders in 2009.

If the proposed amendment is adopted, it will become effective upon filing of Articles of Amendment to the Company’s Restated Certificate of Incorporation with the New Jersey Secretary of State.

The affirmative vote of the majority of the votes cast on this proposal is required to amend the Restated Certificate of Incorporation.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018. Representatives from Crowe Horwath LLP are expected to be present at the annual meeting to answer questions and they will have the opportunity to speak if desired. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of Crowe Horwath LLP, but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

Aggregate fees for the fiscal years ending December 31, 2017 and December 31, 2016 billed by Crowe Horwath LLP were as follows:

Type of Service	2017	2016
Audit Fees	$470,000	$400,000
Audit-Related Fees (1)	145,208	156,750
Total	$615,208	$556,750

(1)	Includes fees for procedures related to the offering of subordinated debt and consents for registration statements for 2017 and for Peapack-Gladstone common stock offering and consents for registration statements for 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Audit Committee Pre-Approval Procedures

The Audit Committee maintains a policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone. The policy requires that all services to be performed by Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe Horwath LLP are permissible under applicable laws and regulations. Each new engagement of Crowe Horwath LLP in 2017 was approved in advance by the Audit Committee.

Audit Committee Report

To the Board of Directors of Peapack-Gladstone Financial Corporation:

The Company’s management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee

Anthony J. Consi, II, Chair
Richard Daingerfield
Edward A. Gramigna, Jr.
Steven A. Kass
James R. Lamb, Esq.
Beth Welsh

March 16, 2018

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and the other individuals who were serving as executive officers at the end of 2017, and one highly compensated former executive officer (collectively, the “named executive officers”).

Executive Summary

2017 Financial Highlights and Company Performance

The Compensation Committee of the Board of Directors (the “Committee”) believes that the Company, under the leadership and guidance of its CEO and other named executive officers, has been successful in executing its Strategic Plan – “Expanding Our Reach.”

In particular, the Committee noted the following factors, which it believes demonstrated the success of the Company and of the CEO and other named executive officers individually in 2017:

•	For the year ended December 31, 2017, the Company reflected year over year improvement in profitability and asset quality, as shown in the table below:

(Dollars in millions, except EPS)	2017	2016	Improvement 2017 vs. 2016
Pretax income	$54.31	$42.74	$11.57	27%
Net income	$36.50	$26.48	$10.02	38%
Diluted earnings per share (EPS)	$2.03	$1.60	$0.43	27%
Total revenue	$145.77	$125.35	$20.42	16%

Return on average assets	0.89%	0.72%	0.17%
Return on average equity	10.12%	8.92%	1.20%
Nonperforming assets as a percent of total assets	0.37%	0.30%	0.07%

•	At December 31, 2017, the market value of assets under management/assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.8 billion to $5.5 billion from $3.7 billion at December 31, 2016, reflecting growth of 49 percent. Organic growth was $500 million of the $1.8 billion in growth, while acquisitions accounted for $1.3 billion of the growth.

•	Loans at December 31, 2017 totaled $3.71 billion. This reflected net growth of $392 million, or 12 percent, when compared to the $3.31 billion at December 31, 2016. This loan growth was principally funded by “customer” deposit growth (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits).

•	Total “customer” deposit balances amounted to $3.45 billion at December 31, 2017. This reflected net growth of $308 million (10 percent) when compared to $3.14 billion of total “customer” deposit balances at December 31, 2016.

•	Asset quality metrics continued to be strong at December 31, 2017. Nonperforming assets at December 31, 2017 were $15.6 million, or 0.37 percent of total assets. Total loans past due 30 through 89 days and still accruing were just $246 thousand, or 0.01 percent of total loans at December 31, 2017.

•	The Company’s and Bank’s capital ratios at December 31, 2017 all increased compared to the December 31, 2016 levels. These capital positions were benefitted by net income of $36.50 million and $36.59 million of voluntary share purchases under the Dividend Reinvestment Plan. Further, during 2017 the Company’s and Bank’s regulatory capital positions were also benefitted by $34.1 million of net proceeds from the mid-December 2017 subordinated debt issuance, and the subsequent downstream of a large portion of the proceeds to the Bank as regulatory capital.

2017 Executive Performance Plan Results

For 2017, overall results were better than our budget/plan for 2017 (“2017 Budget”) as shown in the table below.

			Achievement
		2017	2017 Actual vs
(Dollars in millions, except EPS)	2017	Budget	2017 Budget
Pretax income	$54.31	$48.20	$6.11	13%
Net income	$36.50	$29.89	$6.61	22%
Diluted earnings per share (EPS)	$2.03	$1.69	$0.34	20%
Total revenue	$145.77	$139.17	$6.60	5%

Return on average assets	0.89%	0.73%	0.16%
Return on average equity	10.12%	8.62%	1.50%

For purposes of the Company’s Executive Performance Plan (the “EPP”), Company performance was measured as follows:

•	Threshold – 85% to 99.99% of “2017 Budget achievement”;
•	Target – 100% to 109.99% of “2017 Budget achievement”: and
•	Maximum – 110% and above of “2017 Budget achievement.”

2017 Budget achievement is based on pretax income and net income.

After consideration of 2017’s results to budget, we considered Company’s performance to be rated at the maximum level under the Executive Performance Plan.

Compensation Philosophy and Program Objectives

The fundamental objective of the Company’s executive compensation program, the elements of which are summarized in the table below, is to fairly compensate our named executive officers at levels appropriate in our market and grant equity compensation to align the interests of our named executive officers with those of our shareholders. Our compensation program is designed to retain and attract qualified executives and motivate such executives to achieve short-term and long-term strategic and operational goals that strengthen our franchise value and ultimately deliver shareholder value. We believe in a pay-for-performance philosophy that appropriately aligns our executives’ total compensation with the performance and value of their contributions and the Company’s ultimate success.

Element	Purpose	Link to Performance	Fixed/Performance Based
Annual Cash Bonus (STI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based
Annual Equity (LTI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based
Strategic Plan Award (SPA)	Motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals	50% of the awards to the CEO, CFO, and President of Private Wealth Management would have vested if high performance targets had been met by year end 2017	Performance Based
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed

Change in Future Equity Compensation Structure

For 2018, the Committee adopted a new Long-Term Incentive Plan intended to further interlace executive pay with Company performance. The new LTIP combines the dual LTI and SPA grants into one program that is separated into a performance-vested grant and a time-vested grant, with such awards related to the LTIP made under the 2012 Long-Term Incentive Plan. The performance-vested portion of the LTIP is granted, with the final number of shares cliff vesting three years later based on a three-year performance period. The time-vested shares are granted based upon prior-year performance and vest equally over a three-year period. For the CEO, CFO and President of Private Wealth Management, half of the LTI grants will be performance based.

2017 CEO Compensation Decisions

Mr. Kennedy joined the Company in October 2012 at a base salary of $500,000. He did not receive a base salary increase in 2013, 2014, 2015 or 2016. Mr. Kennedy received a salary increase of 100,000 in 2017 bringing his base salary to $600,000.

Mr. Kennedy received a short-term incentive award (cash) under the EPP of $540,000 for 2017. This award was based on 2017 Company performance (75% weighting) and 2017 individual performance (25% weighting). As described above, Company performance for 2017 was achieved at the maximum level. Individual performance for 2017 was also rated at the maximum level. The following includes the significant objectives considered in determining Mr. Kennedy’s individual performance, all of which were met or exceeded: continue to expand our wealth business; continue to expand our C&I lending business; continue to enhance the client experience; continue to drive risk management excellence; continue migration to a private banking model; continue to focus on expanding fee based revenue; continue to enhance communications with shareholders; deliver financial results.

In March 2017, Mr. Kennedy was granted a long-term incentive award (restricted stock) under the EPP of $449,997 and a transition award of $99,986, respectively. The EPP award was based on 2016 Company performance (75% weighting) and 2016 individual performance (25% weighting). Company performance for 2016 was set at the maximum level as described in the 2017 Proxy. Individual performance for 2016 was set at the maximum level, as also described in the 2017 Proxy. See the discussion in our Compensation Discussion and Analysis under “2016 Financial Highlights and Company Performance” and “2016 CEO Compensation Decisions” included in our proxy statement filed on March 17, 2017 for information regarding Company and individual performance for 2016. The $449,997 grant vests in equal increments over three years and the $99,986 grant vests in equal increments over five years.

Summary of Key Compensation Compliance Policies

Policy	Description
Stock Ownership	Our directors and named executive officers have stock ownership guidelines.
Clawback	All awards made under the EPP are subject to clawback based on inaccurate financial statements.
No Excise Tax Gross-Ups	During 2013, we eliminated 280G tax gross-up provisions from our executive’s agreements.
Double Trigger CIC Severance	Cash severance is not automatically triggered upon a change-in-control without a corresponding termination.
Double Trigger Equity in CIC	Beginning in 2017, equity grants require a change-in-control along with a corresponding termination in order to trigger an acceleration of equity in the case of a change-in-control.
Anti-Hedging Policy	During 2016, the Committee adopted a policy prohibiting our executives from hedging Peapack shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of Peapack’s stock.
Anti-Pledging Policy	During 2016, the Committee adopted a policy prohibiting our executives and directors from holding Peapack shares in a margin account as collateral for a margin loan or otherwise pledging Peapack shares as collateral for a loan.

Roles and Decision Process

The Compensation Committee is responsible for establishing and overseeing policies governing annual and long-term compensation programs for our executives, and for determining executive compensation levels in line with our philosophy. Details of the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. The Chair of the Committee regularly reports on Committee actions at the Company’s Board of Directors meetings.

The Committee reviews all compensation components for the Company’s CEO and other named executive officers, including base salary, annual cash and equity incentives, benefits and contracts/arrangements.

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. The CEO provides advice to the Committee relative to the compensation of the other named executive officers. The CEO is not present for the discussion by the Committee of his compensation. Other senior officers, such as the Head of Human Capital, General Counsel, and/or the CFO may provide information and perspective to the Committee as appropriate and/or as requested. The Committee’s independent compensation consultant (McLagan) also provides benchmarking information and advice as appropriate. The Committee makes all of its determinations based on its holistic assessment of the Company’s performance and individual performance and on data provided by management and its independent compensation consultant.

The Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its independent compensation consultant. The Committee has determined that it has the funding it needs to retain the advisors necessary to carry out its duties effectively. In 2013, the Committee first retained McLagan as an independent outside compensation consultant. McLagan was retained again for 2017. McLagan’s services included peer group development and market benchmarking studies, assisting with the design and subsequent review of the incentive program, and providing insight and best practices with respect to the compensation of our named executive officers as well as the implementation of employment agreements and change in control agreements.

While the Committee seeks independent external perspective, the Committee makes all decisions regarding the compensation of Peapack-Gladstone’s named executive officers.

The Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and under the applicable NASDAQ listing rules. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) there were no services provided to the Company, other than compensation related to consulting services provided by McLagan; (2) fees paid by the Company as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Review

Understanding the competitive landscape is a key element the Committee considers in making compensation decisions. Each year, the Committee commissions a compensation review by its independent compensation consultant. The purpose of this review is to provide an independent and objective analysis of our total compensation relative to a peer group and industry practices. The Committee utilizes the benchmarking data and best practices information for ongoing monitoring of executive pay relative to market practices and to determine executive compensation.

The foundation for the review is data from a peer group of banks. In late 2016, the Committee reviewed benchmarking information provided by McLagan that the Committee used to set 2017 compensation. The peer group for this study was selected by the Committee after considering recommendations from McLagan. The peer group used for executive compensation comparisons consisted of 16 commercial banks. The selection criteria generally included: eastern U.S. commercial banks in metro areas with total revenue between $70 million and $240 million, non-interest income to total revenue greater than 12.5% or trust and investment revenue greater than $2 million; and nonperforming assets to total assets less than or equal to 2%. This peer group of 16 banks had median total assets of $4.0 billion (comparable to the Company’s $3.8 billion at December 31, 2016), and median revenue of $123 million (comparable to the Company’s $125 million for 2016).

The peer group consisted of the following 16 banks:

• Arrow Financial Corp.	• First of Long Island Corp.
• Bridge Bancorp Inc.	• Lakeland Bancorp
• Bryn Mawr Bank Corp.	• Sandy Spring Bancorp Inc.
• Cardinal Financial Corp.	• Suffolk Bancorp
• Century Bancorp Inc.	• Tompkins Financial Corporation
• Chemung Financial Corp.	• TriState Capital Holdings Inc.
• Dime Community Bancshares Inc.	• Univest Corp. of Pennsylvania
• Enterprise Bancorp Inc.	• Washington Trust Bancorp Inc.

The following salary and estimated total compensation (at target) comparisons were considered by the Committee in determining salaries and total compensation for the named executive officers:

•	Target 2017 salaries for the Company’s named executive officers were 5% below the 50th percentile and 15% below the 75th percentile of the peer group, on average.
•	2017 estimated total compensation at the target level for the Company’s named executive officers were 10% above the 50th percentile and 11% below the 75th percentile of the peer group.

Say on Pay Consideration

The Committee also considers feedback from our shareholders in making compensation determinations. At the 2017 Annual Meeting, over 89% of votes cast were in favor of the say-on-pay proposal. We view this as a positive endorsement of pay practice. Notwithstanding this strong support, we continue to monitor our pay alignment and seek ways to improve our compensation program. As a result, the Committee has decided to restructure the long-term incentive plan for 2018 and beyond. More detail on the specifics of that plan can be found in the Executive Performance Plans section below.

Elements of Compensation and Decisions

We target our total compensation in a way that is fair and appropriate considering market conditions, peer group comparisons, Company performance, individual performance, as well as our long-term strategic goals. We believe our compensation policies and practices appropriately balance risk against our desire to award competitive compensation and are unlikely to have an adverse effect on our Company. The elements of our compensation include base salary and short-term incentive awards, long-term incentive awards and long-term strategic plan awards under our EPP as highlighted below.

Base Salary

Our named executive officers’ base salaries are set to reflect a combination of factors, including but not limited to, level of responsibility, being competitive in the market, experience, skill-set, and individual performance, as well as the Company’s compensation philosophy and overall performance. We design our base salaries in significant part to retain and attract talented executives who can help drive long-term shareholder value. We believe we must keep our base salaries competitive, within the context of our conservative compensation culture, or risk losing executive talent because the markets in which we operate present current and potential executives with higher-paying alternatives.

The following summarizes the 2016 and 2017 salaries for the Company’s named executive officers:

Named Executive Officer	2016 Base Salary Rate	2017 Base Salary Rate	% Increase
Douglas L. Kennedy President and Chief Executive Officer	$500,000	$600,000	20%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$281,376	$316,000	12%
Finn M.W. Caspersen, Jr. (1) Former Senior EVP, Chief Strategy Officer and General Counsel	$320,000	$320,000	0%
Robert A. Plante (2) EVP, Chief Operating Officer	$-	$300,000	0%
John P. Babcock Senior EVP, President- Private Wealth Management	$500,000	$500,000	0%
Lisa P. Chalkan EVP Chief Credit Officer	$255,000	$270,000	6%

(1)	Mr. Caspersen resigned from the Company effective December 30, 2017.
(2)	Mr. Plante was named EVP, Chief Operating Officer, effective March 2017.

For purposes of the CD&A he is shown as COO throughout the CD&A section.

Executive Performance Plans

For 2017 compensation, the Committee continued the EPP, which was put in place in 2013. The EPP consisted of the following three components, as previously described:

•	Short-term incentive awards (“STI Awards”) that provided an annual cash incentive opportunity based on achievement of pre-defined Company and individual performance goals;

•	Long-term incentive awards (“LTI Awards”) that provided annual restricted stock awards, with three-year vesting, based on achievement of pre-defined Company and individual performance goals; and

•	Long-term Strategic Plan Award grants (“SPA Grants”) provided restricted stock awards, with five-year vesting, that are intended to motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals.

The amount of STI Awards, LTI Awards and SPA Grants earned by each named executive officer is dependent on the achievement of both Company goals and individual goals. The following chart depicts the potential for awards granted to each named executive officer under the EPP. The percentages referenced in the chart with respect to the STI Awards (Cash), LTI Awards (Restricted Stock) and the SPA Grants (Restricted Stock) refer to percentages of base salary. The SPA Grants in 2013 for the CEO, CFO and COO (at that time) and, in 2014 for the President of Private Wealth Management were one-time, intended to cover multiple periods of up to and including the year ended December 31, 2017, as discussed later in this document under “SPA Grants.” The EVP, Chief Credit Officer is eligible to receive an annual SPA Grant, in the set percentage noted below; such grant vests equally over a five-year period.

	Goals & Objectives		STI Awards (Cash)			LTI Awards (Stock)			SPA Grants
	Company	Individual	Threshold	Target	Max	Threshold	Target	Max	(Stock)
Douglas L. Kennedy President and Chief Executive Officer	75%	25%	45%	60%	90%	45%	60%	90%	0% (250% granted in 2013)
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	75%	25%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2013)
Finn M.W. Caspersen, Jr. Former Senior EVP, Chief Strategy Officer and General Counsel	75%	25%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2013)
Robert A. Plante EVP, COO	50%	50%	23%	30%	45%	23%	30%	45%	0%
John P. Babcock President of Private Wealth Management	50%	50%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2014)
Lisa P. Chalkan EVP, Chief Credit Officer	25%	75%	15%	20%	30%	15%	20%	30%	20%

In formulating the EPP, the Committee also considered internal policies and relevant guidance from bank regulatory authorities that direct the Committee to ensure that compensation incentive programs do not jeopardize the safety and soundness of the Company or the Bank. To that end, the Committee believes that the EPP and the Company’s other incentive compensation policies:

•	appropriately balance risk and reward;
•	are compatible with effective controls and procedures; and
•	are supported by strong corporate governance, including active oversight by the Committee.

While the Committee adopted the EPP in 2013, it uses the EPP as a general guideline and is not required to award compensation based strictly on the terms of the EPP. Accordingly, the Committee has the absolute discretion to make awards that are less than or greater than awards contemplated by the EPP. The Committee also may change, modify or discontinue the EPP at any time, including during the course of a particular year. The Committee may take into account the following factors:

•	the safety and soundness of the Company;
•	unexpected events that occur during the year;
•	the Company’s performance relative to its peer group;
•	regulatory changes; and
•	extraordinary efforts in achieving financial and/or non-financial, but important strategic goals.

In 2017, the Committee approved an amended long-term portion of the EPP, to take effect in 2018. The new LTI plan will be split between performance-vested and time-vested shares. The time-vested portion of the plan provides annual restricted stock awards, with three-year ratable vesting, with the grant based on the discretion of the Committee (between approximately 55% - 165% of the predefined target level). The Committee will consider the prior year’s performance of the Company and the prior year’s performance of the individual among other things. The performance-vested shares will be granted based on the discretion of the Committee (between approximately 55% - 165% of the predefined target level), and will vest at the conclusion of a three-year performance period based on EPS growth relative to peers. This grant is intended to motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals and to further align Company executives with shareholders.

2018 LTI Plan	% of Grant		Performance Metric	Vesting Length	Vesting Type	Performance Condition	# of shares vested
	CEO & SEVPs	EVPs
Time-Vested Shares	50%	75%	Discretionary	3 years	Ratable	Award is granted at a discretionary level from approximately 55% of target to 165% of target. The Committee will consider prior year performance of the company and the individual, among other things.	100% of shares granted
Performance- Vested Shares	50%	25%	3-yr relative EPS Growth	3 years	Cliff	Award is granted at a discretionary level from approximately 55% of target to 165% of target. The Committee will consider prior year performance of the Company and the individual, among other things.	Threshold	Target	Maximum
							25th percentile of peer EPS growth = approximately 55% of grant	50th percentile of peer EPS growth = 100% of grant	75th percentile of peer EPS growth = approximately 165% of grant

Due to the nature of this plan change, no equity under the EPP was granted for the CEO and SEVPs for performance in 2017. The awards made in 2017 were granted based upon 2016 performance, while the 2018 award will be granted based on 2018-2020 performance. In an effort to keep executives aligned with Company performance throughout this 2017 transition year, the Committee granted a transition award to executives in 2017, which vests ratably over five years.

EPP Company Performance

The following table shows the income targets at various levels compared to the actual performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual STI (cash) awards in the EPP.

	Threshold (85% of Budget)	Target 2017 Budget	Max (110% of Budget)	2017 Actual	Company Performance 2017 as % of Budget
Pretax Income	40.97	48.20	53.02	54.31	113%

Net Income	25.41	29.89	32.88	36.50	122%
				Average	118% (= Max)

After reviewing these measures, the Committee concluded Company performance was achieved at the maximum level for 2017, as calculated.

Short Term Incentive Awards (Cash)

We paid short term incentive awards (cash) to our named executive officers based on 2017 Company performance and 2017 individual performance. As described previously, Company performance for 2017 was rated at the maximum level. Individual 2017 performance was rated at the maximum level for the CEO and at maximum for each of the other four named executive officers that received an award. The individual performance of those other four named executive officers was determined by the CEO and agreed to by the Compensation Committee. Among other things, the CEO considered performance relative to: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals. The use of individual goals represents the clear assignment by the Compensation Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance. The Committee awarded the short-term incentives (cash) detailed below.

Named Executive Officer	Short Term Incentive Award (Cash) Paid for 2017	% of Base Salary
Douglas L. Kennedy President and Chief Executive Officer	$540,000	90%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$189,600	60%
Finn M.W. Caspersen, Jr. Former Senior EVP, Chief Strategy Officer and General Counsel	$-	-
Robert A. Plante EVP and COO	$135,000	45%
John P. Babcock President of Private Wealth Management	$300,000	60%
Lisa P. Chalkan EVP, Chief Credit Officer	$100,000	37%

Long Term Incentive Awards (Restricted Stock)

Our long-term incentive awards (generally restricted stock units) are designed to focus our executives on long-term performance and shareholder value. We granted long term incentive awards (generally restricted stock units) to Messrs. Kennedy, Carfora, Caspersen, Babcock, and Ms. Chalkan in March 2017. These awards were based on 2016 Company performance and 2016 individual performance. Company performance for 2016 was at the maximum level. Individual performance was rated at the maximum level for the CEO and at maximum or target level for the other named executive officers for 2016. The individual performance of those other four named executive officers was determined by the CEO and agreed to by the Compensation Committee. Among other things, the CEO considered performance relative to: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals. The use of individual goals represents the clear assignment by the Compensation Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance. See the discussion in our Compensation Discussion and Analysis under “2016 Financial Highlights and Company Performance” and “2016 CEO Compensation Decisions” included in our proxy statement filed on March 17, 2017 for information regarding Company and individual performance for 2016. This grant vests in equal increments over three years.

The following table shows the income targets at various levels compared to the actual 2016 performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual LTI (restricted stock) awards.

	Threshold (85% of Budget)	Target 2016 Budget	Max (110% of 2015 as considered for compensation determination )	2016 Actual	Company Performance 2016 as % of Budget	Company Performance 2016 as a % of 2015 as considered for compensation determination
Pretax Income	27.32	32.14	38.10	42.74	133%	123%
Net Income	16.94	19.93	23.68	26.48	133%	123%
				Average	133%	123%(= Max)

After reviewing these measures, the Committee concluded Company performance was achieved at the maximum level for 2017, as calculated. The Committee concluded Company performance was achieved at maximum for 2016, as calculated. The following table sets forth the awards of restricted stock granted in March 2017 based on 2016 performance to our named executive officers.

Named Executive Officer	Long Term Incentive Award (Restricted Stock) Granted March 2017 (in Dollars) (1)	Long Term Incentive Award (Restricted Stock) Granted March 2017 (in Shares)	% of Base Salary
Douglas L. Kennedy President and Chief Executive Officer	$449,997	14,960	75%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$168,809	5,612	53%
Finn M.W. Caspersen, Jr. Senior EVP, Chief Strategy Officer and General Counsel	$175,998	5,851	55%
Robert A. Plante EVP and COO	$-	-	-
John P. Babcock President of Private Wealth Management	$249,995	8,311	50%
Lisa P. Chalkan EVP, Chief Credit Officer	$127,479	4,238	47%
(1)	Messrs. Kennedy, Carfora, Caspersen, and Babcock LTI (stock) awards were calculated at $450,000, $168,826, $176,000, and $250,000 respectively (all grants were rounded down slightly to convert to whole shares). These vest over three years.
Ms. Chalkan’s restricted stock grant includes a LTI stock award calculated at $76,500 (2,543 shares) vesting over three years and a Strategic Plan Award (SPA) calculated at $51,000 (1,695 shares) vesting over five years.

SPA Grants

As described previously, SPA grants of restricted stock have been intended to motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals. For the CEO, CFO, and President of Private Wealth Management the grant was not an annual grant and was expected to cover multiple years up to and including the year ended December 31, 2017. The CEO and CFO received these grants in 2013. The President of Private Wealth Management received his grant in 2014 when he joined the Company. These SPA grants were subject to vesting as follows: 50% of the grant vests in equal increments over a five-year period and the remaining 50% would have vested only if four of five pre-determined high performing annual targets were met for an annual period of time, by year end 2017. Since four of the five targets were not met, this portion of the grant will be forfeited. The high performing targets were as follows:

•	ROAA of one percent;
•	ROAE of 12 percent;
•	revenue growth of 15 percent;
•	EPS growth of 15 percent: and
•	nonperforming assets to total assets of less than 1.5 percent of assets.

While we attained the revenue growth target, EPS growth target, and nonperforming asset target, we did not generate a one percent ROAA or a 12 percent ROAE in 2017, thus only attaining three of the five high performance targets (as opposed to the four required for performance-based vesting). In December 2015, we reversed the accumulated restricted stock expense that had been amortized since grant date, and have not accrued any expense since.

As noted in the table above, the EVP, Chief Credit Officer received an annual SPA grant in March 2017 with a value of 20 percent of her base salary. Such grant time vests equally over a five-year period.

Transition Grants

As described earlier, the CEO and SEVPs received a transitional award at the beginning of 2017 which represents 1/6th of the 2018 LTI plan target opportunity. These shares vest over five years.

Named Executive Officer	Transition Award (Restricted Stock) Granted March 2017 (in Dollars) (1)	Transition Award (Restricted Stock) Granted March 2017 (in Shares)	% of Base Salary
Douglas L. Kennedy President and Chief Executive Officer	$99,986	3,324	17%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$42,202	1,402	13%
Finn M.W. Caspersen, Jr. Former Senior EVP, Chief Strategy Officer and General Counsel	$47,978	1,595	15%
Robert A. Plante EVP and COO	$-	-	-
John P. Babcock President of Private Wealth Management	$74,989	2,493	15%
Lisa P. Chalkan EVP, Chief Credit Officer	$-	-	-
(1)	Messrs. Kennedy, Carfora, Caspersen, and Babcock LTI (stock) awards were calculated at $100,000, $42,206, $48,000, and $75,000 respectively. These vest over three years (all grants were rounded down slightly to convert to whole shares).

Deferred Compensation Retention Award

In 2017, Peapack instituted a retention tool for the top three executives (Mr. Kennedy, Mr. Carfora and Mr. Babcock). The Deferred Compensation Retention Award (“DCRA”) is a cash-based retention award with contributions made to the plan over a five-year period. Beginning with the third quarter of 2017, quarterly contributions of $50,000 for Mr. Kennedy and $25,000 for the other two executives will be made assuming the executive is employed and the Company has generated EPS of at least 60% of budget for the previous 12 months. Vesting occurs ratably over three years. The account balance receives interest crediting based on the Wall Street Journal prime rate, provided that the rate shall not exceed 7.5%.

Named Executive Officer	2017 Contribution	Annualized Contribution
Douglas L. Kennedy President and Chief Executive Officer	$$100,000	$200,000
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$$50,000	$100,000
Robert A. Plante EVP and COO	$-	-
John P. Babcock President of Private Wealth Management	$$50,000	$100,000
Lisa P. Chalkan EVP, Chief Credit Officer	$-	-

The Committee determined a retention award based in cash instead of stock was appropriate because of the substantial stock ownership of the top executives. The current equity ownership of these executives is well in excess of the Company’s ownership guidelines.

Benefits/Other Compensation

The Company provides bank-sponsored insurance and retirement benefit plans for our named executive officers. The benefit packages are designed to assist named executive officers in providing for their financial security.

The Company provides retirement benefits to named executive officers through a combination of plans that are qualified and nonqualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Company has established a qualified defined contribution plan under Section 401(k) of the Code, covering substantially all salaried employees over the age of 21 with at least twelve months of service and whose participation is not prohibited by the 401(k) Plan. Under the savings portion of the 401(k) Plan, employees may contribute up to 15% of their base pay (up to a maximum of $18,000 in 2017). Annually, the Company makes a matching contribution equal to 50% of the first 6% of an employee’s salary, plus up to an additional 3% employer contribution for all employees, on a discretionary basis. The Committee believes that employees require 401(k) plans, and that to attract and retain able employees the Company must offer these benefits to its employees, including its named executive officers.

The named executive officers receive the same employer-provided health and welfare insurance available to all full-time employees, which includes health, dental, vision, disability and basic group life insurance.

The Company has also purchased bank owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the participant’s annual base salary. A life insurance benefit of 2.5 times a named executive officer’s annual base salary vests if prior to the termination of employment there is a change in control or the named executive officer becomes disabled. A benefit of 2.5 times the named executive officer’s salary is paid if the participant dies while employed by the Company. Named executive officers are also entitled to a vested post-employment life insurance benefit based on years of service and age as of the date of termination of employment. This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service. There is a minimum benefit of $25,000 if the participant does not reach the vesting levels. Bank-owned life insurance assists the Company in offsetting the rising costs of employee benefits by providing the Company with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured. The Company owns the cash surrender value of the policies and records the increases in the cash surrender value as income. Upon the death of an insured the Company will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary. The Committee believes that bank-owned life insurance is primarily a good investment for the Company, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Change in Control Agreements

We maintain individual change in control agreements with Mr. Kennedy, Mr. Carfora, Mr. Plante, Mr. Babcock and Ms. Chalkan. The agreements each provide for the employment of the named executive officer for a Contract Period (defined in the table below) commencing on the day prior to a change in control (as defined in the agreement). During the Contract

Period, the executives will each be provided with (1) the same base salary that existed prior to the change in control, (2) an opportunity for a bonus equal to at least the bonus opportunity in effect immediately prior to the change in control, and (3) benefits and perquisites at levels generally available to the executive prior to the change in control. If, during the Contract Period, the executive resigns for good reason (as defined in the agreement) or is terminated other than for cause (as defined in the agreement) he/she will be entitled to a lump-sum payment equal to the multiple defined in the table below times his/her then base salary and the greater of his/her average bonus amount for the three preceding fiscal years and the bonus paid during the most recent fiscal year. Each named executive officer will also be entitled to receive payments from the Company equal to the costs of continuation of health insurance coverage for a period defined in the table below following termination of employment. In the event that the total benefits payable under the agreements and other arrangements following a change in control would require the executive to pay an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the total payments paid to the executive will be the greater of (1) a reduced payment equal to the amount that would not result in the payment of an excess parachute payment under Section 280G of the Internal Revenue Code and an excise tax by the executive under Section 4999, and (2) a payment equal to the greatest after tax amount payable to the executive after taking into account any excise tax imposed under Section 4999. The agreements also prohibit the executives from competing against the Company and soliciting the Company’s customers and employees for a one-year period following termination of employment. The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits. The Committee also believes that, given the high degree of consolidation within the banking business, these agreements are necessary to retain and attract talented named executive officers.

Named Executive Officer	Contract Period	Change-in-Control and Termination Severance Multiple	Change-in-Control and Termination Health Care Continuation
Douglas L. Kennedy President and Chief Executive Officer	3 years	3 times	3 years
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	3 years	3 times	3 years
Robert A. Plante EVP and COO	2 years	2 times	2 years
John P. Babcock President of Private Wealth Management	3 years	3 times	3 years
Lisa P. Chalkan EVP, Chief Credit Officer	3 years	1.5 times	1.5 years

Employment Contracts

We are also a party to employment agreements that give the named executive officers certain benefits. These agreements provide, among other things, for eligibility for (1) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of the Company are eligible, (2) an annual base salary and (3) bonus payments with respect to each calendar year within the Committee’s discretion. Under these agreements, if a named executive officer’s employment is terminated without cause (at any time preceding the date prior to a change in control), the Company shall pay the executive’s base salary for a period equal to two years from the effective date of such termination. In the event that the Company terminates a named executive officer’s employment for cause or in the event of the named executive officer’s retirement, permanent disability or death, the Company shall pay the named executive officer any earned but unpaid base salary as of the date of termination of employment. The employment agreements also include certain non-compete and non-solicitation provisions. The Committee believes the employment agreements, which are customary in the Company’s competitive market, are important in order to retain and attract talented senior executives.

Separation and Release with Finn M.W. Caspersen, Jr.

Mr. Caspersen’s resigned as Chief Strategy Officer and General Counsel and from the Board of Directors of the Bank and the Company, effective December 30, 2017. In consideration of releasing all claims against the Company and the Bank, the Company will pay Mr. Caspersen severance of $640,000 over a two-year period, paid him a separation payment for 2017 of $176,000, fully vested 19,356 shares of restricted stock, which would have vested over the next several years, and provided other perquisites that were consistent with other executives at his level.

Income Tax Considerations

Our federal income tax deduction for executive compensation paid to our named executive officers listed in the summary compensation table, with the exception of the executive listed as a result of serving as the principal financial officer, is limited by Section 162(m) of the Internal Revenue Code to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless it is “qualified performance-based compensation,” as defined in Section 162(m), meaning generally, that the compensation is based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders.

The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017 significantly modified Section 162(m) of the Internal Revenue Code. The Tax Act eliminated the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m) for tax years commencing after December 31, 2017. The Tax Act provides “grandfathered” treatment for qualified performance-based compensation in excess of $1 million that meets the requirements of Section 162(m), is payable pursuant a written binding contract in effect as of November 2, 2017 and is not modified in any material respect. In addition, the Tax Act expands the definition of “covered employee” to include the principal financial officer as well as any employee who has been designated a covered employee for any fiscal year beginning after December 31, 2016.

In 2017 and in prior years, the Committee monitored the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighed the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may have paid compensation subject to the deductibility limitations of Section 162(m). A number of requirements must be met for particular compensation to qualify for tax deductibility under Section 162(m), so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances.

The Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is considered by the Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Committee in designing our executive compensation program.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee

Of the Board of Directors

F. Duffield Meyercord, Chair

Anthony J. Consi, II

Tony Spinelli

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers. For a summary of the Committee’s decisions on compensation awarded to our named executive officers in 2017, see the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Incentive Compensation Non-Equity ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas L. Kennedy	2017	573,077	549,983	540,000	132,541	1,795,601
President & CEO of Peapack-	2016	500,000	350,614	450,000	34,007	1,334,621
Gladstone and the Bank	2015	500,000	449,979	309,375	29,091	1,288,445
Jeffrey J. Carfora	2017	306,678	211,011	189,600	67,792	775,081
Senior Executive Vice President	2016	281,376	131,541	168,600	16,702	598,219
and CFO of Peapack-Gladstone and the Bank	2015	281,376	153,825	116,068	16,579	567,848
Finn M. W. Caspersen, Jr.	2017	320,000	901,822	—	227,719	1,449,541
Former Senior Executive Vice	2016	320,000	149,587	176,000	27,661	673,248
President, Chief Strategy Officer and General Counsel of Peapack-Gladstone and the Bank (4)	2015	320,000	164,986	132,000	27,606	644,592
Robert A. Plante	2017	236,538	—	135,000	—	371,538
Executive Vice President and
Chief Operating Officer of Peapack-Gladstone and the Bank (5)
John P. Babcock	2017	500,000	324,984	300,000	68,967	1,193,951
Senior Executive Vice President	2016	500,000	249,990	250,000	17,806	1,017,796
of Peapack-Gladstone and President of Private Wealth Managemen	2015	500,000	350,000	250,000	15,900	1,115,900
Lisa P. Chalkan	2017	256,153	127,479	100,000	16,200	499,832
Executive Vice President and Chief Credit Officerof Peapack- Gladstone and the Bank (6)

(1)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718. See Note 12 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2017 for additional information on the valuation methodology. Due to the resignation of Mr. Caspersen, certain restricted stock awards/units were accelerated for vesting purposes and are included in stock awards along with the awards granted in 2017. The total value of shares accelerated on the vesting date totaled $677,847.
(2)	Amounts represent short-term incentive awards (cash) paid in the first quarter of 2018 under our EPP based on 2017 performance achievement.

(3)	The following table itemizes the compensation in this column. The table excludes perquisites that did not exceed $10,000 in the aggregate for each named executive officer.

Name	Company Auto	Company Contributions to 401(k)	Deferred Retention Award Plan (A)	Separation Payment	BOLI Premiums
Douglas L. Kennedy	$12,464	$16,200	$101,388	$—	$2,489
Jeffrey J. Carfora	─	16,200	50,694	─	898
Finn M.W. Caspersen, Jr.	11,163	16,200	─	199,726	630
Robert A. Plante	─	─	─	─	─
John P. Babcock	─	16,200	50,694	─	2,073
Lisa P. Chalkan	─	16,200	─	─	─

(A) This is a defined contribution plan with annual contributions to be made of $200,000 for Mr. Kennedy and $100,000 for Messrs. Carfora and Babcock for a period of five years. All contributions are to be made in cash. The effective date of the Plan was August 2017. The account balance receives interest based on the Wall Street Journal prime rate.

(4)	Mr. Caspersen resigned from the Company, effective December 30, 2017.
(5)	Mr. Plante joined the Company in March 2017.
(6)	Ms. Chalkan was added as a named executive officer in 2017.

2017 Grants of Plan-Based Awards

The following tables set forth additional detail regarding 2017 incentive compensation non-equity (cash) and stock award grants under the Executive Performance Plan.

	Estimated Payouts Under the Short Term (Cash) Incentive Plan
Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Payments ($)
Douglas L. Kennedy	$270,000	$360,000	$540,000	$540,000
Jeffrey J. Carfora	94,800	126,400	189,600	189,600
Finn M. W. Caspersen, Jr.	76,000	128,000	192,000	—
Robert A. Plante	69,000	90,000	135,000	135,000
John P. Babcock	150,000	200,000	300,000	300,000
Lisa P. Chalkan	40,500	54,000	100,000	100,000

	Estimated Payouts Under the Long Term (Stock) Incentive Plan				All Other Stock Awards: Number of	Grant Date Fair
			Maximum		Shares of Stocks or	Value of Stock
Name	Threshold ($)	Target ($)	($)	Grant Date	Units (#)	Awards (1) (2)
Douglas L. Kennedy	$225,000	$300,000	$450,000	3/11/2017	14,960	$449,997
Jeffrey J. Carfora	84,413	112,550	168,826	3/11/2017	5,612	168,809
Finn M. W. Caspersen, Jr.	96,000	128,000	192,000	3/11/2017	5,851	175,998
Robert A. Plante	—	—	—	—	—	—
John P. Babcock	150,000	200,000	300,000	3/11/2017	8,311	249,995
Lisa P. Chalkan	38,250	51,000	76,500	3/11/2017	2,543	76,493

(1)	Excludes “transitional” stock awards (described previously) as follows:
Mr. Kennedy -	$99,986; 3,324 shares
Mr. Carfora -	$42,202; 1,402 shares
Mr. Caspersen-	$47,978; 1,595 shares
Mr. Babcock-	$74,989; 2,493 shares
(2)	Excludes Strategic Plan award grant of $50,986; 1,695 shares for Ms. Chalkan

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table represents stock awards outstanding for each named executive officer as of December 31, 2017. The market value of shares that have not vested is calculated using our closing market price of $35.02 as of December 29, 2017. There were no outstanding options for any of the named executive officers as of December 31, 2017.

	Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Douglas L. Kennedy	1/2/2013	3,406	(1)	$119,278
	12/4/2013	7,099	(1)	248,607
	12/4/2013	35,491	(2)	1,242,895
	3/11/2015	7,150	(3)	250,393
	3/11/2016	13,782	(3)	482,646
	3/11/2017	14,960	(3)	523,899
	3/11/2017	3,324	(1)	116,406
Jeffrey J. Carfora	12/4/2013	14,559	(2)	$509,856
	12/4/2013	2,912	(1)	101,978
	3/11/2015	2,444	(3)	85,589
	3/11/2016	5,171	(3)	181,088
	3/11/2017	5,612	(3)	196,532
	3/11/2017	1,403	(1)	49,133
Finn M.W. Caspersen, Jr.		—		$—
Robert A. Plante		—		$—
John P. Babcock	3/11/2014	10,273	(1)	$359,760
	3/11/2014	25,681	(2)	899,349
	3/11/2015	3,972	(3)	139,099
	12/4/2015	1,467	(3)	51,374
	3/11/2016	9,827	(3)	344,142
	3/11/2017	8,311	(3)	291,051
	3/11/2017	2,493	(1)	87,305
Lisa P. Chalkan	5/19/2015	2,025	(3)	$70,915
	3/11/2016	1,741	(3)	60,970
	3/11/2016	2,089	(1)	73,157

(1)	The restricted stock vests in five equal annual installments beginning on the first installments anniversary of issuance and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.
(2)	Performance-based restricted stock which will cliff vest in March following the fiscal year in which the Company meets four out of five performance measures as described under “Strategic Plan Award (SPA) Grants” in the Compensation Discussion and Analysis. If the Company does not meet four of the five high-performance measures in 2014, 2015, 2016 or 2017, the shares will be forfeited. As discussed previously, these awards will not vest.

(3)	The restricted stock vests in three equal annual installments commencing on the first anniversary of issuance and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

Option Exercises and Stock Vested

The following table represents the vesting of restricted stock during 2017. There were no stock options exercised by any named executive officers in 2017.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting (1)
Name	(#)	($)
Douglas L. Kennedy	30,438	$953,648
Jeffrey J. Carfora	10,936	344,388
Finn M.W. Caspersen, Jr. (2)	31,685	1,066,623
Robert A. Plante	―	―
John P. Babcock	18,981	578,254
Lisa P. Chalkan	3,417	101,589

(1)	The value realized upon vesting is equal to the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired. In each case, the amount reported is the aggregate of shares vesting from more than one grant of restricted stock.
(2)	Included in Mr. Caspersen’s vesting were 19,356 restricted stock awards/units that were accelerated for vesting purposes.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2017, our last completed fiscal year:

▪	The median of the annual total compensation of all employees of our Company was $61,415; and
▪	The annual total compensation of Mr. Kennedy, our Chief Executive Officer, was $1,795,601.

Based on this information, the ratio for 2017 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 29 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2017, our employee population consisted of approximately 471 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.	To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

3.	We identified an initial median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation. We identified an anomaly with this employee’s 2017 compensation that would have significantly impacted our pay ratio and therefore substituted this employee with an adjacent employee with substantially similar W-2 compensation to that of the original identified employee.
4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,415.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Peapack-Gladstone and the Bank have entered into employment agreements with the named executive officers, which set forth the terms of employment of the officers and provide for benefits in the event of termination without “cause.” Peapack-Gladstone and the Bank have also entered into change in control agreements with the named executive officers, each of which provide for benefits in the event a termination without “cause” or for “good reason” during a specified period following a merger or acquisition of Peapack-Gladstone. A detailed description of the employment agreements and change-in-control agreements may be found in the Compensation Discussion and Analysis section of this proxy under “Employment Contracts” and “Change in Control Agreements.”

The following table shows the potential payments under each named executive officer’s change-in-control or employment agreement if he or she had terminated employment with the Company effective December 31, 2017, under each of the following retirement or termination circumstances: (1) death or disability; (2) voluntary resignation or dismissal for cause; (3) retirement; (4) dismissal without cause; and (5) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone. These payments are considered estimates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

The following table does not reflect the potential payments to upon termination or change in control to Mr. Caspersen because he resigned from employment with, and from the board of directors of, the Company and the Bank, effective December 30, 2017. Please see the Compensation Discussion and Analysis and the Summary Compensation Table above for further details regarding the amounts payable to Mr. Caspersen in connection with his resignation.

Compensation and/or Benefits Payable Upon Termination	Death or Disability	Voluntary Resignation or Dismissal For Cause	Retirement	Dismissal Without Cause(no Change in Control) (1) (2)	Dismissal Without Cause or Resignation For Good Reason (following a Change in Control) (1) (2) (3)
Douglas L. Kennedy
Cash Severance	$—	$—	$—	$1,200,000	$3,150,000
Equity Acceleration (4)	2,984,124	—	2,984,124	—	2,984,124
Welfare Benefits Continuation	—	—	—	—	14,163
Life Insurance Benefit (5) (6)	1,250,000	—	—	—	208,510
Reduction in Payment (7)	—	—	—	—	—
Total Benefit	$4,234,124	$—	$2,984,124	$1,200,000	$6,356,797
Jeffrey J. Carfora
Cash Severance	$—	$—	$—	$632,000	$1,453,800
Equity Acceleration (4)	1,124,177	—	1,124,177	—	1,124,177
Welfare Benefits Continuation	—	—	—	—	14,170
Life Insurance Benefit (5) (6)	721,026	—	—	—	102,922
Reduction in Payment (7)	—	—	—	—	—
Total Benefit	$1,845,203	$—	$1,124,177	$632,000	$2,695,069
Robert A. Plante
Cash Severance	$—	$—	$—	$—	$870,000
Equity Acceleration (4)	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	18,105
Life Insurance Benefit (5) (6)	—	—	—	—	—
Reduction in Payment (7)	—	—	—	—	—
Total Benefit	$—	$—	$—	$600,000	$888,105
John P. Babcock
Cash Severance	$—	$—	$—	$1,000,000	$2,250,000
Equity Acceleration (4)	2,172,080	—	2,172,080	—	2,172,080
Welfare Benefits Continuation	—	—	—	—	17,438
Life Insurance Benefit (5) (6)	1,250,000	—	—	—	97,681
Reduction in Payment (7)	—	—	—	—	—
Total Benefit	$3,422,080	$—	$2,172,080	$1,000,000	$4,537,199
Lisa P. Chalkan
Cash Severance	$—	$—	$—	$—	$555,000
Equity Acceleration (4)	353,457	—	353,457	—	353,457
Welfare Benefits Continuation	—	—	—	—	18,105
Life Insurance Benefit (5) (6)	—	—	—	—	—
Reduction in Payment (7)	—	—	—	—	—
Total Benefit	$353,457	$—	$353,457	$405,000	$926,562

(1)	The term “cause” generally means (1) willful and continued failure by a named executive officer to perform the officer’s duties, (2) willful misconduct by the named executive officer that causes material injury to the Company or its successor or (3) the conviction of a crime, other than a traffic violation, drunkenness, drug abuse, or excessive absenteeism other than for illness.

(2)	The term “change in control” generally means (1) the acquisition of 30% or more of the voting power of the Company’s securities, (2) the first purchase of the Company’s common stock pursuant to a tender or exchange offer, (3) the shareholder approval of (a) a merger or consolidation of the Company into another corporation wherein the other corporation exercises control over the Company, (b) a sale or disposition of all or substantially all of the Company’s assets or (c) a plan of liquidation or dissolution of the Company, (4) a change in board membership such that over a two-year period the directors constituting the Board at the beginning of such period do not constitute two-thirds of the Board of the Company or a successor corporation at the end of such period, or (5) a sale of (a) the common stock of the Company following which a person or entity other than the Company or its affiliates owns a majority thereof or (b) all or substantially all of the Company’s assets.

(3)	The term “good reason” generally means a change in job description, location, compensation or benefits.

(4)	In 2016, our 2012 Long-Term Stock Incentive Plan was amended (the “Amended 2012 Plan”) to provide for double trigger vesting of equity vesting. The Amended 2012 Plan provides that equity awards assumed by any acquiror will vest only upon specified termination events following a change in control. If awards are not assumed by the acquiror, then outstanding awards will vest upon the change in control. With respect to awards assumed by the surviving entity in connection with a change in control, if the grantee’s employment is terminated without cause or, in certain cases, if the grantee resigns for good reason, within two years after the effective date of the change in control, then the grantee’s outstanding options become fully vested, time-based vesting restrictions on outstanding awards lapse; and unless otherwise provided in the agreement, outstanding performance-based will be deemed to have been earned at target level, or at a level in excess of target in the Committee’s discretion, and paid on a pro rated basis based upon the length of time the grantee was employed during the performance period. The value of equity acceleration reported is based on the market price of $35.02 as of December 31, 2017. Named executive officers would have three years from the date of termination following a change in control to exercise any vested options.

(5)	Peapack-Gladstone has purchased bank-owned life insurance and entered into a split-dollar plan with certain named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the executive’s annual base salary. A life insurance benefit of 2.5 times the executive’s annual base salary vests if the executive becomes disabled prior to the termination of employment. A benefit of 2.5 times the executive’s salary is paid if the executive dies while employed by Peapack-Gladstone.

(6)	The life insurance benefit at dismissal without cause or resignation for good reason following a change in control represents the imputed income from December 2017 through the end of the executive’s plan participation year (calculated on an actuarial basis) under Peapack-Gladstone’s Split-Dollar Plan. Upon a change in control, the executive would vest in the benefit of 2.5 times the executive’s annual base salary.

(7)	In the event any payments to the named executive officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (1) the dollar amount that can be paid to the named executive officers without triggering an excise tax under Section 4999 of the Code, or (2) the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments.

The greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments to Messrs. Kennedy, Carfora, Plante and Ms. Chalkan is greater than the dollar amount that can be paid to Messrs. Kennedy, Carfora, Plante and Ms. Chalkan, without triggering an excise tax under Section 4999 of the Code. Accordingly, the payments to Messrs. Kennedy, Carfora, Plante and Ms. Chalkan in connection with a termination following a change in control on December 31, 2017 are not subject to a reduction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Peapack-Gladstone’s executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone’s common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by these insiders of Peapack-Gladstone, all Section 16(a) reporting requirements applicable to insiders during 2017 were satisfied on a timely basis except for: one Form 4 (representing one transaction), which was filed late on behalf of Francesco Rossi, Senior Vice President, Chief Accounting Officer; one Form 3 (representing one transaction), which was filed late on behalf of Robert A. Plante, Executive Vice President, Chief Operating Officer; and one Form 4 (representing one transaction), which was filed late on behalf of Lisa Chalkan, Executive Vice President, Chief Credit Officer.

TRANSACTIONS WITH RELATED PERSONS

Peapack-Gladstone uses the same policies and procedures for the review, approval and ratification of related persons transactions as described above under the caption “Director Independence.” In addition to the matters discussed above under the captions “Director Independence,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2017, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Peapack-Gladstone, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone’s notice of shareholders’ meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone’s year 2019 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 27, 2018.

Under the terms of our bylaws, a shareholder who intends to nominate a person for election to our Board or to present an item of business at the 2019 Annual Meeting (other than a proposal submitted for inclusion in our proxy materials) must deliver to the Secretary of Peapack-Gladstone Bank written notice of such business, including the information specified in the bylaws, between January 9, 2019 and February 8, 2019. Such notice must meet the requirements in our bylaws. If Peapack-Gladstone advances its 2019 Annual Meeting date to a date more than 30 days from the anniversary date of its 2018 Annual Meeting or delay it more than 70 days, then notice by the shareholder to be timely must be delivered not earlier than 90 days prior to the annual meeting date and not later than the close of business 10 days following the day on which the public announcement of the date of the meeting is made. If Peapack-Gladstone changes the date of its 2019 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.